EXHIBIT 99.1
                                                                    ------------

                    [MIDWEST BANC HOLDINGS, INC. LETTERHEAD]


FOR IMMEDIATE RELEASE

For further information, please contact:
Daniel R. Kadolph, Senior Vice President and Chief Financial Officer
(708)865-1053.

             MIDWEST BANC HOLDINGS, INC. ANNOUNCES DEVELOPMENTS WITH RESPECT TO PROPOSED MERGER WITH COVEST BANCSHARES, INC.


(Melrose Park, Illinois, May 14, 2003) - Midwest Banc Holdings, Inc. (Nasdaq:
MBHI) announced today that its pending merger with CoVest Bancshares, Inc., Des Plaines, Illinois (Nasdaq: COVB) will not close prior to June 30, 2003. Regulatory approvals necessary to complete the transaction have not yet been received. As previously announced, Midwest is currently working to address certain risk management issues raised in its recent regulatory examination.

CoVest and Midwest are in negotiations to modify their definitive merger agreement to amend its terms and extend its expiration. These negotiations are ongoing, though there can be no assurance that the companies will reach agreement on any such modification.

Midwest Banc Holdings, Inc., is a Melrose Park, Illinois based bank holding company with $2.2 billion in total assets. The company provides a wide range of retail and commercial lending services, personal and corporate trust services, residential mortgage origination, and securities and insurance brokerage activities through 15 banking centers in the greater Chicago metropolitan area and six banking centers in Western Illinois. The Company's four principal operating subsidiaries are: Midwest Bank and Trust Company, Midwest Bank of Western Illinois, Midwest Financial and Investment Services, Inc. and Midwest Bank Insurance Services, L.L.C.

This press release contains certain "Forward-Looking Statements," within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. This press release should be reviewed in conjunction with the Company's Annual Report on Form 10-K and other publicly available information regarding the Company, copies of which are available from the Company upon request. Such publicly available information sets forth certain risks and uncertainties related to the Company's business which should be considered in evaluating "Forward-Looking Statements." The Company assumes no obligation to update publicly any of these statements in light of future events.

                                       ###